EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Micromuse Inc. 1997 Stock Option/Stock Issuance Plan, as amended, of our reports dated February 22, 2005, included in the Current Report (Form 8-K) of International Business Machines Corporation dated July 27, 2005, with respect to the statements of assets and liabilities and statements of revenues and expenses of the Business Consulting Services Reporting Unit of International Business Machines Corporation as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and the three months ended December 31, 2002 (not included therein), and with respect to management’s assertion regarding the effectiveness of the controls over the initiation and recording of revenue transactions and the recording of direct costs of the Business Consulting Services Reporting Unit as of December 31, 2004.

/s/ Ernst & Young LLP

New York, New York
February 17, 2006